Exhibit 99.1

EDISON, N.J., September 27, 2005 / -- Pharmaceutical Formulations, Inc. (Ticker Symbol: NASDAQ-OTCBB:PHFR) announced today that it has consummated its previously-announced sale of substantially all of its assets related to its OTC solid dose pharmaceutical products business to Leiner Health Products, L.L.C. The sale was conducted under Section 363 of the Bankruptcy Code, pursuant to which the assets were sold free and clear of all liens, claims and encumbrances. The sale had been approved by the United States Bankruptcy Court for the District of Delaware on September 20, 2005. The Company's Edison, New Jersey facility will be closed after a transition period, currently planned to end October 28, 2005.

The purchase price of $23,000,000 (plus certain assumed trade liabilities) is being used to pay certain creditors of the Company. It is not anticipated, that there will be any payments made with respect to PFI's outstanding shares of capital stock. The Company is continuing to operate Konsyl Pharmaceuticals Inc., which was not part of the sale

This press release may contain forward-looking information and should be read in conjunction with the Company's annual report on Form 10-K and quarterly and periodic reports on Forms 10-Q and 8-K, as filed with the Securities and Exchange Commission.

CONTACT: James C. Ingram of Pharmaceutical Formulations, Inc., 1-732-985-7100